As filed with the U.S. Securities and Exchange Commission on February 13, 2025

Registration No. 333-283548

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lazydays Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	5500	82-4183498
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610
Telephone: (813) 246-4999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald K. Fleming
Interim Chief Executive Officer
Lazydays Holdings, Inc.
4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610
Telephone: (813) 246-4999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William J. Goodling
Steven H. Hull
Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
(503) 294-9501
(503) 294-9122

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This filing constitutes a post-effective amendment to the Registration Statement on Form S-1 (File No. 333-283548), which was initially declared effective on January 13, 2025. This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended (the “Securities Act”), on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act, may determine.

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES

Lazydays Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to deregister certain shares of its common stock, par value $0.0001 per share (the “Common Stock”), originally registered by the Company pursuant to its Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission on December 2, 2024 (as amended by an Amendment No. 1 thereto filed on January 7, 2025, the “Registration Statement”) (Registration No. 333-283548) with respect to the Company’s distribution of non-transferable rights (the “Rights”) to its stockholders and warrant holders (excluding certain stockholders and warrant holders who have waived their and their respective affiliates’ rights to receive the Rights) to purchase up to an aggregate of 24,271,844 shares of Common Stock at a cash subscription price of $1.03 per share (the “Rights Offering”). The Registration Statement was declared effective on January 13, 2025.

Pursuant to the terms of the Rights Offering, holders of the Rights validly exercised Rights to subscribe to purchase an aggregate of 35,882 shares of Common Stock prior to the expiration of the subscription period at 5:00 p.m., Eastern time, on February 5, 2025. The Rights that were not validly exercised by such time expired and became of no further force or effect.

At the closing of the Rights Offering on February 12, 2025 (the “Closing”), the Company issued 35,882 shares of Common Stock to such holders who validly exercised Rights, and the Company terminated the Rights Offering with respect to the 24,235,962 shares of Common Stock unsold at the Closing.

Pursuant to the undertaking by the Company contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister, and does hereby remove from registration, 24,235,962 unissued shares of Common Stock registered under the Registration Statement and unsold as of the Closing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on February 13, 2025.

LAZYDAYS HOLDINGS, INC.

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-1 Registration Statement in reliance on Rule 478 under the Securities Act of 1933.